Exhibit 10.10(a)

«Name»

Metavante Non-Statutory Stock Option Award

«Date» Certificate of Award Agreement

Number of stock options awarded:	«Shares»

Price per share at which options are exercisable:	$ ______________________

Date options were awarded (“Grant Date”):

Vesting Schedule:	25% vests on Grant Date

An additional 25% vests one year after Grant Date

An additional 25% vests two years after Grant Date

An additional 25% vests three years after Grant Date

Option term:	10 years

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Option Award, including the time period for exercise under various termination events and other important information concerning this award.

This document is intended as a summary of your individual Option Award. If there are any discrepancies between this summary and the provisions of the formal documents of this Award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Metavante

Terms of the Award Agreement

1. Nonstatutory Stock Option. This option award is a nonstatutory stock option granted under the Metavante 2007 Equity Incentive Plan (the “Plan”) and will become vested in accordance with the schedule contained in the Certificate of Award Agreement (the “Certificate”).

2. Termination of Employment. If your employment with the Company terminates, the Option will be exercisable as follows:

(a) Death. In the event your employment terminates as a result of your death, the Option shall be exercisable for one (1) year after your death, but not beyond the remaining Option term.

(b) Disability. In the event your employment terminates as a result of your disability (as defined in the Company’s long-term disability plan), the Option shall be exercisable for one (1) year after your termination, but not beyond the remaining Option term.

(c) Retirement. In the event your employment terminates as a result of your retirement (as defined below), the Option shall be exercisable for the lesser of (i) the remaining Option term, (ii) three (3) years after your retirement, or (iii) one (1) year after your death. For purposes of this award agreement, retirement shall mean your termination of employment without Cause on or after age 55 if the sum of your age at termination of employment and years of service with the Company total 65 or more.

(d) Cause. In the event your employment is terminated for Cause, the Option shall cease to be exercisable on the date of such termination.

(e) Other Termination. In the event your employment terminates for any other reason, the Option shall be exercisable for ninety (90) days after your termination, but not beyond the remaining Option term.

In all cases, the Option shall be exercisable only to the extent it is vested on the date your employment terminates. In no event will it be exercisable after the end of the Option term as reflected on the Certificate.

3. Method of Exercising Option. You may exercise this Option, provided that it meets all vesting requirements, by logging on to netbenefits.fidelity.com or by calling Fidelity at 1-800-544-9354. The website provides you with detailed instructions regarding how to exercise stock options as well as other relevant information pertaining to your grant. Keep in mind that if you are considered an “insider” you are subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period.” If you are considered an “insider” you have been notified of the restrictions by the Company in writing.

4. Taxes. The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the exercise of the Option, and the Company may defer making delivery of the Shares until arrangements satisfactory to it have been made with respect to such withholding obligation.

5. Change in Control. Notwithstanding the vesting schedule reflected in the Certificate, this Option will be exercisable in full upon your termination by the Company for a reason other than Cause within 2 years after a Change in Control of the Company.

6. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.